Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-152306, 333-145434, 333-150331, 333-156776, 333-159799, 333-164301 and 333-168433) on Form S-3 and Form S-8 of Clean Energy Fuels Corp. of our report dated July 15, 2010, with respect to the combined balance sheets of IMW Industries Group as of April 30, 2010 and the related combined statements of loss and comprehensive loss, retained earnings (deficit) and cash flows for the year then ended, which report appears in the Form 8-K of Clean Energy Fuels Corp. dated September 3, 2010.

/s/ KPMG LLP

Chilliwack, Canada

September 7, 2010